Exhibit 99.1

Vical Reports Third Quarter 2006 Financial Results

          SAN DIEGO, Nov. 2 /PRNewswire-FirstCall/ -- Vical Incorporated (Nasdaq: VICL) today reported financial results for the quarter ended September 30, 2006.  Revenues for the third quarter of 2006 were $0.6 million compared with $2.7 million for the same period of 2005.  The net loss for the third quarter of 2006 was $7.5 million or $0.24 per share, compared with $6.1 million or $0.26 per share for the third quarter of 2005.

          Financial results were consistent with the company’s guidance of a projected adjusted net loss for the full year 2006 of between $22 million and $26 million.  This adjusted net loss excludes non-cash, stock-based compensation expense and, as a result, is not calculated in accordance with U.S. generally accepted accounting principles (GAAP).  See “Use of Non-GAAP Financial Measure” below.  Vical had cash and investments of approximately $70 million at September 30, 2006, including the net proceeds of $9.7 million from a registered direct offering in August 2006, in which the company sold approximately 2.1 million shares of its common stock to a single institutional investor.  Vical completed two additional registered direct offerings in October 2006, selling approximately 7.5 million shares of its common stock to institutional investors for estimated net proceeds of $37.4 million.

Recent Highlights

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In the most recent offering, Temasek Holdings (Private) Ltd. purchased approximately 5.0 million shares of Vical’s common stock for $25.0 million, making it the company’s largest shareholder. Temasek manages a diversified U.S.$80 billion portfolio for the Singapore government, and has generated total shareholder returns of 18% compounded annually since its inception in 1974.

Temasek conducted extensive research over a period of months to evaluate Vical’s technology, intellectual property, development programs, management, and financial position before making the decision to invest.  A major area of focus in Temasek’s investigation was Vical’s program to develop a DNA vaccine to protect humans against emerging strains of influenza virus that have the potential to cause a pandemic.  Proceeds from the offering will support Phase 1 human clinical testing of the vaccine expected to begin in 2007.

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At the Influenza Vaccines for the World Conference in October, the company announced that a single injection of its avian influenza DNA vaccine candidate provided 100% protection in ferrets against lethal challenge with a highly virulent H5N1 virus (Vietnam/1203/2004). Conventional vaccines under development for avian flu typically have required two or more doses in humans, even with novel adjuvants, to produce the immunogenicity levels expected to provide protection.

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In September, the company was issued U.S. Patent No. 7,105,574 covering both the novel Vaxfectin(TM) adjuvant and its use with conventional vaccines against infectious diseases and cancer.  At the Infectious Diseases Society of America (IDSA) conference in October, the company presented data from a study in mice showing that the Vaxfectin(TM) adjuvant, originally developed to boost the immune response to DNA vaccines, also boosts the immune response to a conventional seasonal influenza vaccine.  Results from the studies suggest that Vaxfectin(TM) has the potential to be used as a dose-sparing agent with conventional flu vaccines against seasonal or pandemic flu strains.

*	Also at the October IDSA conference, the company presented conclusions from anthrax DNA vaccine studies in non-human primates, suggesting a potential new pathway to evaluation of DNA vaccine efficacy.

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The company announced in August that a “prime-boost” vaccine regimen tested in 40 HIV-uninfected subjects in a National Institutes of Health sponsored Phase 1 clinical trial was safe and well-tolerated, and was highly effective in inducing T-cell immune responses with multiple functions that may be important for controlling HIV infection.  The trial involved priming an immune response with a DNA vaccine based on Vical’s proprietary technology, and boosting the response with an adenoviral vector vaccine at a later date.  The same prime-boost vaccine combination is being tested in 480 HIV-uninfected subjects through a multinational Phase 2 trial initiated in October 2005.  The combination also is being tested in 15 HIV-infected subjects receiving highly active antiretroviral therapy (HAART) through a Phase 1 trial initiated in August 2006.  A larger multinational Phase 2 trial in several thousand HIV-uninfected subjects is expected to begin in early 2007.

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In September 2006, Vical announced grants of non-exclusive, academic licenses for its broad DNA delivery technology patent estate to six additional leading research institutions: Fred Hutchinson Cancer Research Center, Texas Tech University Health Sciences Center, University of Iowa, University of Notre Dame, University of Pittsburgh, and University of Washington.  Earlier this year, the company announced the grant of academic licenses on the same terms to Stanford University, Harvard University, Yale University, and the Massachusetts Institute of Technology.

          Conference Call

          Vical will conduct a conference call and webcast to discuss the financial results and program updates with invited analysts and institutional investors today, November 2, at noon Eastern Time.  The call and webcast are open on a listen-only basis to any interested parties.  To listen to the conference call, dial (888) 224-3260, or (913) 905-1086 for international participants. A replay of the call will be available for 48 hours beginning about two hours after the call.  To listen to the replay, dial (888) 203-1112, or (719) 457-0820 for international participants, and enter conference identification number 4320688.  The call also will be available live and archived through the events page at www.vical.com.  For further information, contact Vical’s Investor Relations department by phone at (858) 646-1127 or by e-mail at info@vical.com.

          About Vical

          Vical researches and develops biopharmaceutical products based on its patented DNA delivery technologies for the prevention and treatment of serious or life-threatening diseases.  Potential applications of the company’s DNA delivery technology include DNA vaccines for infectious diseases or cancer, in which the expressed protein is an immunogen; cancer immunotherapeutics, in which the expressed protein is an immune system stimulant; and cardiovascular therapies, in which the expressed protein is an angiogenic growth factor.  The company is developing certain infectious disease vaccines and cancer therapeutics internally.  In addition, the company collaborates with major pharmaceutical companies and biotechnology companies that give it access to complementary technologies or greater resources.  These strategic partnerships provide the company with mutually beneficial opportunities to expand its product pipeline and address significant unmet medical needs.  Additional information on Vical is available at www.vical.com.

          Forward-Looking Statements

          This press release contains forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those projected, including: whether the company will achieve levels of revenues and control expenses to meet projected financial performance; whether Vical or others will continue development of the influenza vaccine candidate, the anthrax vaccine candidate, the HIV vaccine candidate, or any other product candidates being developed by Vical, its collaborators or licensees; whether Vical or others will continue evaluation of Vaxfectin(TM) as an adjuvant for conventional vaccines against seasonal or pandemic flu; whether Vaxfectin(TM) will be used as a dose-sparing agent with conventional flu vaccines; whether results in animal studies will be predictive of results in human studies; whether H5N1 or other strains of avian influenza will emerge as pandemic threats; whether Temasek’s investment in the company will generate returns consistent with its historical returns; whether the company will begin Phase 1 human clinical testing of its pandemic influenza DNA vaccine candidate in 2007, if at all; whether the NIH will begin a Phase 2 trial of several thousand HIV-uninfected subjects using the company’s technology in early 2007, if at all; whether any product candidates being developed by Vical, its collaborators or licensees will be shown to be safe and effective in clinical trials; and additional risks set forth in the company’s filings with the Securities and Exchange Commission.  These forward-looking statements represent the company’s judgment as of the date of this release.  The company disclaims, however, any intent or obligation to update these forward-looking statements.

          Use of Non-GAAP Financial Measure

          This press release contains adjusted net loss projections that are not calculated in accordance with GAAP. Specifically, the company’s adjusted net loss projection for 2006 excludes an estimated non-cash, stock-based compensation expense associated with adoption of Statement of Financial Accounting Standards No. 123R, “Share-Based Payment,” on January 1, 2006. This non-cash expense and is currently estimated at $1 million to $2 million. As the final amount of such expense cannot yet be determined, the company currently cannot make a net loss projection in accordance with GAAP or reconcile its non-GAAP net loss projection to a net loss projection calculated in accordance with GAAP.

          Vical believes that this non-GAAP financial measure provides meaningful information regarding the company’s performance by excluding expenses that may not be indicative of the company’s core operating results.  In addition, Vical believes that the use of this non-GAAP financial measure enhances the consistency and comparability of the company’s reported financial results and enables investors to better evaluate the company’s current performance compared to its past performance.  However, this information should not be considered in isolation or as an alternative to financial information calculated in accordance with GAAP.

Contacts:	Alan R. Engbring
Executive Director, Investor Relations
Jill M. Church
Vice President and Chief Financial Officer
(858) 646-1127
Website: www.vical.com

VICAL INCORPORATED
Selected Condensed Financial Information (Unaudited)

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
Statements of Operations
(in thousands, except per share amounts)	2006	2005	2006	2005

Revenues:
Contract and grant revenue	$412	$2,502	$13,091	$5,442
License and royalty revenue	154	205	346	4,756
Total revenues	566	2,707	13,437	10,198
Operating expenses:
Research and development	4,038	4,252	12,853	13,481
Manufacturing and production	2,899	2,976	10,950	10,241
General and administrative	1,904	1,887	6,752	5,925
Total operating expenses	8,841	9,115	30,555	29,647
Loss from operations	(8,275)	(6,408)	(17,118)	(19,449)
Net investment income	766	277	1,892	758
Net loss	$(7,509)	$(6,131)	$(15,226)	$(18,691)
Basic and diluted net loss per share	$(0.24)	$(0.26)	$(0.52)	$(0.79)
Shares used to calculate basic and diluted net loss per share	30,714	23,524	29,282	23,517

Balance Sheets (in thousands)	Sept. 30, 2006	December 31, 2005

Assets:
Cash, cash equivalents, and marketable securities	$69,902	$66,486
Other current assets	4,433	5,778
Total current assets	74,335	72,264
Property and equipment, net	13,890	15,170
Other assets	5,939	7,096
Total assets	$94,164	$94,530
Liabilities and stockholders’ equity:
Current liabilities	$6,902	$8,780
Long-term obligations	3,428	5,444
Stockholders’ equity	83,834	80,306
Total liabilities and stockholders’ equity	$94,164	$94,530

SOURCE  Vical Incorporated
           -0-                                             11/02/2006
           /CONTACT:  Alan R. Engbring, Executive Director, Investor Relations, or Jill M. Church, Vice President and Chief Financial Officer, both of Vical Incorporated, +1-858-646-1127/
           /Web site:  http://www.vical.com /